Exhibit 10.2

Execution Copy

WAIVER AND THIRD AMENDMENT TO NOTE PURCHASE AGREEMENT

(2006)

This Waiver and Third Amendment dated as of September 15, 2009 (this “Third Amendment”) to the Note Purchase Agreement dated as of December 7, 2006 as amended by the First Amendment thereto dated February 1, 2008 and the Second Amendment thereto dated as of February 17, 2009 (the “Note Purchase Agreement”) is between Modine Manufacturing Company, a Wisconsin corporation (the “Company”), and each of the institutions which is a signatory to this Third Amendment (collectively, the “Noteholders”).

RECITALS:

A. The Company and the Noteholders are parties to the Note Purchase Agreement pursuant to which the Notes (as defined therein) are outstanding.

B. The Company has advised the Noteholders that an Event of Default has occurred under the Note Purchase Agreement (the “Existing Modine China Event of Default”) due to a breach of Section 10.15(a)(ii)(x) of the Note Purchase Agreement as a result of the Company committing, on or about March 31, 2009, to increase the equity capital of Modine Thermal Systems (Changzhou) Co. Ld. (“Modine China”) in the aggregate amount of $1,500,000, which commitment was funded in the amount of approximately $400,000 in April of 2009, and in the amount of approximately $1,100,000 in June of 2009 (such increases, collectively, the “Modine China Investments”). The proceeds of such increased capital are intended to be used by Modine China primarily to pay an intercompany receivable owing to the Company, subject to the receipt of required regulatory approvals.

C. The Company has further advised the Noteholders that an Event of Default has occurred under the Note Purchase Agreement (the “Existing Intercreditor Event of Default” and, together with the Existing Modine China Event of Default, the “Existing Events of Default”) as a result of the Company making, on July 8, 2009, an optional principal payment of Advances (as defined in the Intercreditor Agreement, as used herein, the “Advances”) that reduced the aggregate outstanding principal amount of the Advances to $87,000,000, and making a further optional principal payment of the Advances that reduced the aggregate outstanding principal amount of the Advances to $82,000,000 in violation of Section 4.1(b) of the Intercreditor Agreement which requires that such principal payments be paid into the Collateral Agent Intercreditor Collateral Account (as defined in the Intercreditor Agreement), to the extent that such principal payments caused the outstanding principal amount of the Advances to be less than $94,000,000.

D. The Company has requested that the holders of the Notes waive the Existing Events of Default. The Company has further requested that the Noteholders agree to certain amendments to the Note Purchase Agreement as set forth below.

E. Subject to the terms and conditions set forth herein, the Noteholders are willing to waive the Existing Events of Default and amend the Note Purchase Agreement in the respects, but only in the respects, set forth in this Third Amendment.

F. Capitalized terms used herein shall have the respective meanings ascribed thereto in the Note Purchase Agreement, as amended hereby, unless herein defined or the context shall otherwise require.

G. All requirements of law have been fully complied with and all other acts and things necessary to make this Third Amendment a valid, legal and binding instrument according to its terms for the purposes herein expressed have been done or performed.

NOW, THEREFORE, in consideration of good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Noteholders do hereby agree as follows:

SECTION 1. AMENDMENTS.

Effective as of the Effective Date (as defined in Section 4 hereof), the Company and the Noteholders agree that the Note Purchase Agreement and the Notes are amended as follows:

1.1 The last sentence of Section 9.9(c) is amended and restated in its entirety as follows:

“The Company shall execute and deliver, and cause each Subsidiary Guarantor to execute and deliver, promptly upon the reasonable request of the Required Holders, such agreements and instruments evidencing any intercompany loans or other advances among the Company and its Subsidiaries, or any of them, and all such intercompany loans or other advances owing by the Company or any of the Subsidiary Guarantors shall be, and are hereby made, subordinate and junior to the Secured Obligations and no payments may be made on such intercompany loans or other advances upon and during the continuance of a Default or Event of Default unless otherwise agreed to by the Required Holders.”

1.2 The first paragraph of Section 9.12 is amended by replacing the reference to “4.2(b)” therein with “4.1(b)” and the second paragraph of Section 9.12 is amended and restated in its entirety as follows:

“As used herein, “Asset Sale Net Proceeds” means 100% of all of the Net Cash Proceeds from any sale, Event of Loss, license, lease or other disposition or transfer of any assets (including without limitation any Sale and Leaseback Transaction and any sale permitted under Section 10.5(b), but excluding the Excluded Sales described below) in excess of $25,000,000 in aggregate amount after the Second Amendment Effective Date, each payable and effective upon receipt of such Net Cash Proceeds. As used herein, “Excluded Sales” means (i) the sale of inventory in the ordinary course of business, (ii) the sale of obsolete or worn-out property in the ordinary course of business not to exceed $1,000,000 in the aggregate after the Second Amendment Effective Date, (iii) sales of notes receivable or accounts receivable to the extent permitted under Section 10.23; (iv) revenues from licenses in existence on the Second Amendment Effective Date, including all renewals, extensions and modifications thereof and substitutions therefor, (v) the sale or other transfer of any assets solely among the Company and the Subsidiaries which is permitted by the terms of this Agreement, or (vi) if the Company shall deliver to the holders a certificate of a Responsible Officer to the effect that the Company or its applicable Subsidiary receiving the Net Cash Proceeds from an Event of Loss intends to apply the Net Cash Proceeds from such event (or a portion thereof specified in such certificate), within 180 days after receipt of such Net Cash Proceeds, to acquire (or replace or rebuild) real property or equipment to be used in the business of the Company or its Subsidiaries, and certifying that no Default or Event of Default has occurred and is continuing, then such Net Cash Proceeds specified in such certificate shall be excluded from the determination required under the first sentence of this Section 9.12, provided that to the extent of any such Net Cash Proceeds therefrom that have not been so applied by the end of such 180 day period, such Net Cash Proceeds will not be so excluded, and will be included in the calculation contained in the first sentence of this Section 9.12.”

1.3 Section 10.2 of the Note Purchase Agreement is amended by adding the following to the end thereof:

“Notwithstanding anything herein to the contrary, Dutch Holdco shall not incur any Debt (other than owing to the Company and constituting loans permitted under Section 10.14), conduct any material business other than acting as a holding company or grant any Lien on any of its assets (other than in favor of the Company to secure its permitted Debt to the Company and Liens described in clauses (a)-(d) and (h) of Section 10.4) at any time.

1.4 Section 10.5 of the Note Purchase Agreement is amended and restated in its entirety as follows:

“Section 10.5 Sale of Assets. The Company will not, and will not permit any Subsidiary to, sell, lease, transfer, abandon or otherwise dispose of assets including, without limitation, pursuant to any Sale and Leaseback Transaction; provided that the foregoing restrictions do not apply to:

(a) the sale, lease, transfer or other disposition of assets of a Subsidiary to the Company or a Wholly-owned Subsidiary; or

(b) the following sale, lease or other dispositions of assets:

(i) sales of inventory in the ordinary course of business;

(ii) sale or other disposition of Modine Korea, whether by sale of Equity Interests or assets, and other assets owned by Foreign Subsidiaries related to the Korean-based vehicular HVAC business;

(iii) if no Default or Event of Default shall have occurred and be continuing or would be caused thereby, the sale of the Equity Interests of UK Dollar owned by the Company to Dutch Holdco for a purchase price equal to the fair value of

UK Dollar, to be determined based on a valuation by Ernst & Young (or another global valuation company of comparable reputation selected by the Company) or otherwise determined in a manner acceptable to the Required Holders, on cash and deferred payment terms to be determined, provided that: (x) if such sale of UK Dollar is consummated contemporaneously with the sale of Modine Korea to any Person that is not an Affiliate of the Company, the cash portion of the purchase price of UK Dollar will be not less than the Net Cash Proceeds payable to Dutch Holdco from such sale of Modine Korea; (y) if such sale of Modine Korea is consummated subsequent to such sale of UK Dollar, Dutch Holdco shall be obligated to prepay the deferred payment portion of the purchase price of UK Dollar in an amount equal to the Net Cash Proceeds payable to Dutch Holdco from such sale of Modine Korea; and (z) all other terms and conditions of the deferred payment portion of the purchase price of UK Dollar shall be reasonably satisfactory to the Required Holders. For the avoidance of doubt, the Net Cash Proceeds payable to Dutch Holdco for the sale of Modine Korea will not include any payment of the intercompany loans owed by Modine Korea to the Company and permitted under Section 10.14(c). When computing the Net Cash Proceeds from the sale of Modine Korea that are to be applied in accordance with Section 9.12 there shall not be subtracted from the gross proceeds of such sale any portion of such proceeds applied to the prepayment of the deferred payment portion of the purchase price of UK Dollar;

(iv) if no Default or Event of Default shall have occurred and be continuing or would be caused thereby, the sale of Modine Austria to Modine Holding GmbH, provided that Modine Holding GmbH is a Wholly-Owned Subsidiary at the time of such sale, for a purchase price based on the fair value of Modine Austria to be determined based on a valuation by Ernst & Young or otherwise determined in a manner acceptable to the Required Holders, provided that such price shall not be less than €11,000,000 (as adjusted based on any changes to the balance sheet of Modine Austria between March 31, 2009 and closing of the sale), and such purchase price is payable as follows: (x) at least €1,500,000 payable in cash at the closing of the sale, (y) the assignment to the Company by Modine Holding GmbH of an existing loan in the amount of €3,500,000 owing by UK Dollar to Modine Holding GmbH, which assignment shall be on terms and conditions satisfactory to the Required Holders, and (z) the balance of the purchase price will be paid with a promissory note with a maturity of not more than three years, interest payable at the rate of one year EURIBOR + 300 bps, payable quarterly and reset annually on each December 1 and otherwise on terms and conditions satisfactory to the Required Holders and without any restrictions on the payment or prepayment thereof (whether in connection with any agreement governing any Debt of Modine Holding GmbH or any of its Subsidiaries or otherwise);

(v) leases, sales or other dispositions of property that, together with all other property of the Company and its Subsidiaries previously leased, sold or disposed of as permitted by this clause (v) during the twelve-month period ending with the month in which any such lease, sale or other disposition occurs, do not constitute a Substantial Portion of the property of the Company and its Subsidiaries, provided that, after giving effect to any such lease, sale or other disposition, no Default or Event of Default shall have occurred and be continuing; and

(vi) any transfer of an interest in accounts or notes receivable and related assets permitted under Section 10.23; and

(vii) any transfer of assets pursuant to an Investment permitted under Section 10.15.

provided that, in the case of any lease, sale or other disposition under clauses (ii), (v), (vi) or (vii) of this Section 10.5(b), the proceeds of such any such lease, sale or other disposition are applied in accordance with Section 9.12.”

1.5 Section 10.6 of the Note Purchase Agreement is amended by replacing the reference therein to “Section 10.5(c)” to “Section 10.5(b)”.

1.6 Section 10.7 of the Note Purchase Agreement is amended and restated in its entirety as follows:

“Section 10.7. Transactions with Affiliates. The Company will not and will not permit any Subsidiary to enter into directly or indirectly any transaction or group of related transactions (including without limitation the purchase, lease, sale or exchange of properties of any kind or the rendering of any service) with any Affiliate (other than the Company or another Subsidiary), except (a) in the ordinary course and pursuant to the reasonable requirements of the Company’s or such Subsidiary’s business and upon fair and reasonable terms no less favorable to the Company or such Subsidiary than would be obtainable in a comparable arm’s-length transaction with a Person not an Affiliate; (b) transactions between the Company or any Subsidiary, on the one hand, and any Subsidiary or other special purpose entity created to engage solely in a Qualified Receivables Transaction; (c) transactions between the Company and Dutch Holdco permitted under Section 10.5(b)(iii), 10.14(g) or 10.15(a)(vi) and(vii), and (d) transactions between the Company and Modine Holding GmbH permitted under Section 10.5(b)(iv), 10.14(h) or 10.15(a)(viii) hereof.

1.7 Sections 10.14 and 10.15 of the Note Purchase Agreement are amended and restated as follows:

“Section 10.14. Loans or Advances. Neither the Company nor any of its Subsidiaries shall make loans or advances to any Person except:

(a) [Intentionally Omitted];

(b) deposits required by government agencies or public utilities;

(c) existing loans or advances between the Company and its Subsidiaries and between Subsidiaries described on Schedule 10.14 hereto, but no increase in the amount thereof (except to the extent increased amounts are permitted under another clause of this Section 10.14); provided that: (i) this covenant shall not restrict the assignment of any such loans or advances by the holder thereof to the Company or a Subsidiary Guarantor, and (ii) in the event of the sale of Modine Korea as permitted by Section 10.5(b)(ii) to a Person that is not an Affiliate of the Company, the amount of loans owed by Modine Korea to the Company on the date of such sale may continue to be outstanding after such date, to be repaid on such terms as the Company and such Person may agree;

(d) loans or advances from any Foreign Subsidiaries to the Company or any Subsidiary Guarantor, provided that such loans and advances are evidenced by documents satisfactory to the Required Holders and are subordinated to all Secured Obligations on terms and by agreements satisfactory to the Required Holders;

(e) loans and advances between the Company and the Subsidiary Guarantors, provided that such loans and advances are evidenced by documents satisfactory to the Required Holders and are subordinated to all Secured Obligations on terms and by agreements satisfactory to the Required Holders; and

(f) loans and advances between Foreign Subsidiaries, provided that such loans and advances are (i) evidenced by documents satisfactory to the Required Holders and (ii) if such loans and advances are owing by a Foreign Subsidiary that is a borrower under the Credit Agreement or any Foreign Subsidiary guaranteeing the Secured Obligations of such Foreign Subsidiary that is a borrower under the Credit Agreement, subordinated to all Secured Obligations owing by such Foreign Subsidiary that is a borrower under the Credit Agreement on terms and by agreements satisfactory to the Required Holders;

(g) a loan by the Company to Dutch Holdco consisting solely of the deferred payment portion of the sale of UK Dollar to Dutch Holdco permitted under Section 10.5(b)(iii);

(h) a loan by the Company to Modine Holding GmbH consisting solely of the deferred payment portion of the sale of Modine Austria GmbH to Modine Holding GmbH permitted under Section 10.5(b)(iv), provided that the Company will take or cause its Subsidiaries to take all action to ensure that all obligations under such loan do and will rank at least pari passu in right of payment with all of the present and future unsubordinated Debt of Modine Holding GmbH, except to the extent: (i) otherwise required under German law, or (ii) such Debt is secured by Liens permitted under Section 10.4; and

(i) other loans and advances made in the ordinary course of business not exceeding $10,000,000 in the aggregate at any time outstanding; minus (ii) (A) $1,500,000, which is the aggregate amount of the increase in the registered capital of

Modine Thermal Systems (Changzhou) Co. Ld., a Wholly-Owned Subsidiary of the Company, made in April and June of 2009, less (B) the amount by which such increase in registered capital of Modine Thermal Systems (Changzhou) Co. Ld is decreased after the date of the Third Amendment to this Agreement and returned to the Company in cash;

provided that after giving effect to the making of any loans, advances or deposits permitted by clause (a), (b), (c), (d), (e), (f), (g), (h) or (i) of this Section 10.14, no Default or Event of Default shall have occurred and be continuing. Notwithstanding anything herein to the contrary, the Company will not, nor will it permit any Subsidiary to, make any loans and advances to Modine Korea, any member of the Modine Holding Consolidated Group or any Domestic Subsidiary that is not a Subsidiary Guarantor at any time on or after the Second Amendment Effective Date, other than as permitted under clause (h) above, provided that this Section 10.14 shall not restrict loans and advances between members of the Modine Holding Consolidated Group.

Section 10.15. Investments and Acquisitions.

(a) The Company will not, nor will it permit any Subsidiary to, make or suffer to exist any Investments (including without limitation, loans and advances to, and other Investments in, Subsidiaries), or commitments therefor, or to create any Subsidiary or to become or remain a partner in any partnership or joint venture, or to make any Acquisition of any Person, except:

(i) Cash Equivalent Investments.

(ii) (x) Existing Investments in Subsidiaries, but no increase in the amount thereof other than an increase in the registered capital of Modine Thermal Systems (Changzhou) Co. Ld. in the amount of $1,500,000 and (y) other Investments described in Schedule 10.15, but no increase in the amount thereof, in each case under clauses (x) and (y), as reduced from time to time.

(iii) Investments comprised of capital contributions (whether in the form of cash, a note, or other assets) to a Subsidiary or other special-purpose entity created solely to engage in a Qualified Receivables Transaction.

(iv) Swap Contracts; provided, that any transactions under any Swap Contract shall be entered into to hedge a risk exposure in the ordinary course of business of the Company or a Subsidiary and not for speculative purposes.

(v) Loans and advances permitted by Section 10.14.

(vi) The acquisition of Dutch Holdco and the following Investments in Dutch Holdco: (x) a cash capital contribution or purchase price of up to €35,000, and (y) the contribution of the beneficial interest in the Equity Interests of Modine Korea (and for the avoidance of doubt, such contribution will not include any transfer of the intercompany loans owed by Modine Korea to the Company).

(vii) The Acquisition by Dutch Holdco of UK Dollar in compliance with the terms of this Agreement.

(viii) The Acquisition by Modine Holding GmbH of Modine Austria in compliance with the terms of this Agreement.

(b) The Company and its Subsidiaries may make and have outstanding other Investments, provided that (i) no Default or Event of Default exists at the time such Investment is made or would be caused thereby and (ii) at no time shall the aggregate outstanding amount of all such other Investments existing and permitted under this Section 10.15(b) exceed $1,000,000.

Notwithstanding anything herein to the contrary, the Company will not, nor will it permit any Subsidiary to, make any Investments (including without limitation, loans and advances to, and other Investments) to Modine Korea, any member of the Modine Holding Consolidated Group or any Domestic Subsidiary that is not a Subsidiary Guarantor at any time on or after the Second Amendment Effective Date other than the loan to Modine Holding GmbH permitted under Section 10.14(h), provided that this Section 10.15 shall not restrict Investments between members of the Modine Holding Consolidated Group.”

1.8 Section 11(d) of the Note Purchase Agreement is amended by adding the words “or any Transaction Document” before the words “and such default is not remedied within 30 days.”

1.9 Schedule B to the Note Purchase Agreement is amended by adding, or amending and restating, as applicable, the following definitions:

“Dutch Holdco” means a Dutch holding company organized under the laws of the Netherlands that is acquired by the Company in compliance with the terms of this Agreement and is a Wholly-Owned Subsidiary of the Company and owned directly by the Company.

“Modine Austria” means Modine Austria Holding GmbH, a company organized under the laws of Austria.

“Modine Holding Consolidated Group” means Modine Holding GmbH and its Subsidiaries existing as of the Second Amendment Effective Date, and Modine Austria when its capital stock is transferred to Modine Holding GmbH as permitted by the terms of this Agreement.

“Modine Holding GmbH” means Modine Holding GmbH, a Wholly-Owned Subsidiary of the Company.

“Restricted Payment” means, with respect to any Person, any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests of such Person, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests of such Person or any option, warrant or other right to acquire any such Equity Interests of such Person.

“UK Dollar” means Modine UK Dollar, Limited, a Wholly-Owned Subsidiary of the Company.

1.10 Schedule B to the Note Purchase Agreement is amended by deleting the following definitions:

“Stock Purchase Restricted Payment”

1.11 New Schedules 10.2-A, 10.14 and 10.15 are added to the Note Purchase Agreement in the form of Schedules 10.2-A, 10.14 and 10.15 attached hereto.

SECTION 2. WAIVER.

Effective on the Effective Date, the Noteholders waive the Existing Events of Default. The Company agrees that it shall (i) before the close of business on September 16, 2009 (a) deliver to the Noteholders an executed copy of an agreement between the Collateral Agent and the Company, in form and substance satisfactory to the Noteholders, pursuant to which the Collateral Agent Intercreditor Collateral Account (as defined in the Intercreditor Agreement) is established, and such agreement shall be in full force and effect and (b) borrow $12,000,000 under the revolving loan facility under the Credit Agreement and deliver the proceeds thereof to the Collateral Agent for deposit into the Collateral Agent Intercreditor Collateral Account and (ii) cause all of the proceeds of the Modine China Investments to be used by Modine China to pay intercompany receivables owing to the Company promptly after receipt of the required regulatory approvals for making such payments, and cause Modine China to promptly seek all such required regulatory approvals. The failure of the Company to comply with the provisions of clause (i) or clause (ii) of the preceding sentence shall be an Event of Default under the Note Agreement. The foregoing waiver shall be limited precisely as written and shall relate solely to the Note Purchase Agreement in the manner and to the extent described herein, and nothing in this Third Amendment shall be deemed to (a) constitute a consent to or waiver of any Defaults or Events of Defaults existing under the Note Purchase Agreement or any other Transaction Document (other than the Existing Events of Default) nor of compliance by the Company or any Subsidiary with respect to or any modification of any other term, provision or condition of the Note Purchase Agreement or any other Transaction Document, or (b) prejudice any right or remedy that the any holder may now have (after giving effect to the foregoing waiver) or may have in the future under or in connection with the Note Purchase Agreement or any other Transaction Document.

SECTION 3. REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

To induce the Noteholders to execute and deliver this Third Amendment (which representations shall survive the execution and delivery of this Third Amendment), the Company and each Subsidiary Guarantor represents and warrants to the Noteholders that:

(a) this Third Amendment has been duly authorized, executed and delivered by it and this Third Amendment constitutes the legal, valid and binding obligation, contract and agreement of the Company enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws or equitable principles relating to or limiting creditors’ rights generally;

(b) the Note Purchase Agreement, as amended by this Third Amendment, constitutes the legal, valid and binding obligations, contracts and agreements of the Company enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws or equitable principles relating to or limiting creditors’ rights generally;

(c) the execution, delivery and performance by the Company of this Third Amendment (i) has been duly authorized by all requisite corporate action and, if required, shareholder action, (ii) does not require the consent or approval of any governmental or regulatory body or agency, and (iii) will not (A)(1) violate any provision of law, statute, rule or regulation or its certificate of incorporation or bylaws, (2) any order of any court or any rule, regulation or order of any other agency or government binding upon it, or (3) any provision of any indenture, agreement or other instrument to which it is a party or by which its properties or assets are or may be bound, including without limitation the Credit Agreement or 2005 Note Purchase Agreement, or (B) result in a breach or constitute (alone or with due notice or lapse of time or both) a default under, or require any consent or approval under, any indenture, agreement or other instrument referred to in clause (iii)(A)(3) of this Section 3(c);

(d) after giving effect to the waiver and amendments to the Note Purchase Agreement contained in this Third Amendment and the borrowing and actions required under Section 4(c) of this Third Amendment, all the representations and warranties contained in Section 5 of the Note Purchase Agreement and in the other Transaction Documents are true and correct in all material respects with the same force and effect as if made by the Company and the Subsidiary Guarantors on and as of the date hereof;

(e) after giving effect to the waiver and amendments to the Note Purchase Agreement contained in this Third Amendment, no Default or Event of Default shall be in existence;

(f) all obligations under the loans from the Company to Modine Holding GmbH will rank at least pari passu in right of payment with all other present and future unsubordinated Debt of Modine Holding GmbH, except to the extent otherwise required under German law or such Debt is secured by Liens permitted under Section 10.4, and such loans and the related documentation and performance thereunder will not violate (a) any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on Modine Holding GmbH or any of its Subsidiaries, (b) Modine Holding GmbH’s or any Subsidiary’s organizational documents, or (c) the provisions of any indenture, instrument or agreement to which Modine Holding GmbH or any of its Subsidiaries is a party or is subject, or by which it, or its property, is bound, or conflict with or constitute a default thereunder, or result in, or require, the creation or imposition of any Lien in, of or on the property of Modine Holding GmbH or any of its Subsidiaries pursuant to the terms of any such indenture, instrument or agreement; and

(g) neither the Company nor any of its Subsidiaries has paid or agreed to pay, and neither the Company nor any of its Subsidiaries will pay or agree to pay, any fees or other consideration for the amendments described in Section 4(b) below, other than out-of-pocket costs and expenses as set forth in such amendments.

SECTION 4. CONDITIONS TO EFFECTIVENESS.

This Third Amendment shall not become effective until, and shall become effective on the date (the “Effective Date”) when, each and every one of the following conditions shall have been satisfied:

(a) Executed counterparts of this Third Amendment, duly executed by the Company, the Subsidiary Guarantors and the holders, shall have been delivered to the Noteholders;

(b) the Noteholders shall have received evidence satisfactory to them that a waiver and amendment to the Credit Agreement and the 2005 Note Purchase Agreement, each in form and substance satisfactory to the Noteholders, shall have been duly executed and delivered by the Company and the required other parties and shall be in full force and effect;

(c) the representations and warranties of the Company set forth in Section 3 hereof shall be true and correct on the date of the effectiveness of this Third Amendment;

(d) all corporate and other proceedings taken or to be taken in connection with the transactions contemplated hereby and all documents incident thereto shall be satisfactory in substance and form to the Noteholders, and the Noteholders shall have received all such counterpart originals or certified or other copies of such documents as it may reasonably request.

SECTION 5. EXPENSES.

The Company hereby confirms its obligations under the Note Purchase Agreement, whether or not the transactions hereby contemplated are consummated, to pay, promptly after request by any Noteholder, all reasonable out-of-pocket costs and expenses, including attorneys’ fees and expenses, incurred by any Noteholder in connection with this Third Amendment or the transactions contemplated hereby, in enforcing any rights under this Third Amendment, or in responding to any subpoena or other legal process or informal investigative demand issued in connection with this Third Amendment or the transactions contemplated hereby. The obligations of the Company under this Section 5 shall survive transfer by any Noteholder of any Note and payment of any Note.

SECTION 6. DIRECTION TO COLLATERAL AGENT.

Effective on the Effective Date concurrently with the effectiveness of a corresponding direction by the Required 2005 Noteholders and the Required 2008 Lenders (each as defined the Intercreditor Agreement), the Noteholders hereby direct the Collateral Agent to execute and deliver on their behalf any agreements, documents or instruments as shall be necessary or appropriate to effect any releases of, any Lien on the Equity Interests of UK Dollar in connection with the sale thereof under Section 10.5(b)(iii) or on the Equity Interests of Modine Austria connection with the sale thereof under Section 10.5(b)(iv).

SECTION 7. REAFFIRMATION.

Each Subsidiary Guarantor hereby consents to the terms and conditions of this Third Amendment, including without limitation all covenants, representations and warranties, releases, indemnifications, and all other terms and provisions hereof, and the consummation of the transactions contemplated hereby, and acknowledges that its Guaranty under the Subsidiary Guaranty Agreement remains in full force and effect and is hereby ratified and confirmed in all respects.

SECTION 8. MISCELLANEOUS.

8.1 This Third Amendment shall be construed in connection with and as part of the Note Purchase Agreement, and except as modified and expressly amended by this Third Amendment, all terms, conditions and covenants contained in the Note Purchase Agreement and the Notes are hereby ratified and shall be and remain in full force and effect. The Company and the Subsidiary Guarantors acknowledge and agree that no holder is under any duty or obligation of any kind or nature whatsoever to grant the Company any additional amendments or waivers of any type, whether or not under similar circumstances, and no course of dealing or course of performance shall be deemed to have occurred as a result of the amendments herein.

8.2 Any and all notices, requests, certificates and other instruments executed and delivered after the execution and delivery of this Third Amendment may refer to the Note Purchase Agreement without making specific reference to this Third Amendment but nevertheless all such references shall include this Third Amendment unless the context otherwise requires.

8.3 The Company and each Subsidiary Guarantor represents and warrants that it is not aware of any claims or causes of action against any Noteholder or any of their respective affiliates, successors or assigns, and that it has no defenses, offsets or counterclaims with respect to the Note Purchase Agreement, the Notes or any of the other Transaction Documents. Notwithstanding this representation and as further consideration for the agreements and understandings herein, the Company, on behalf of itself and its Subsidiaries, employees, agents, executors, heirs, successors and assigns (the “Releasing Parties”), hereby releases each Noteholder and their respective predecessors, officers, directors, employees, agents, attorneys, affiliates, subsidiaries, successors and assigns (the “Released Parties”), from any liability, claim, right or cause of action which now exists or hereafter arises as a result of acts, omissions or events occurring on or prior to the date hereof, whether known or unknown, including but not limited to claims arising from or in any way related to this Third Amendment, the Note Purchase Agreement and the other Transaction Documents, all transactions relating to this Third Amendment, the Note Purchase Agreement or any of the other Transaction Documents or the business relationship among, or any other transactions or dealings among the Releasing Parties or any of them and the Released Parties or any of them.

8.4 The Company acknowledges and agrees that each Noteholder has fully performed all of its obligations under the Note Purchase Agreement and the other Transaction Documents, and that all actions taken by such Noteholder are reasonable and appropriate under the circumstances and within their rights under the Note Purchase Agreement and the other Transaction Documents. The actions of each Noteholder taken pursuant to this Third Amendment and the documents referred to herein are in furtherance of their efforts as secured lenders seeking to collect the obligations owed to them. Nothing contained in this Third Amendment shall be deemed to create a partnership, joint venture or agency relationship of any nature between the Company, its Subsidiaries, and the Noteholders. The Company, its Subsidiaries, and the Noteholders agree that notwithstanding the provisions of this Third Amendment, each of the Company and its Subsidiaries remain in control of their respective business operations and determine the business plans (including employment, management and operating directions) for its business.

8.5 The descriptive headings of the various Sections or parts of this Third Amendment are for convenience only and shall not affect the meaning or construction of any of the provisions hereof.

8.6 This Third Amendment shall be governed by and construed in accordance with New York law.

8.7 The execution hereof by you shall constitute a contract between us for the uses and purposes hereinabove set forth, and this Third Amendment may be executed in any number of counterparts, each executed counterpart constituting an original, but all together only one agreement.

* * * * *

MODINE MANUFACTURING COMPANY

By:	/s/ Bradley C. Richardson
Name:	Bradley C. Richardson
Title:	Executive Vice President – Corporate
Strategy and Chief Financial Officer

MODINE, INC.

By:	/s/ William K. Langan
Name:	William K. Langan
Title:	President

MODINE ECD, INC.

By:	/s/ Bradley C. Richardson
Name:	Bradley C. Richardson
Title:	Vice President & Assistant Treasurer

[Signature Page - Third Amendment to 2006 Note Purchase Agreement]

ACCEPTED AND AGREED TO:

THE PRUDENTIAL INSURANCE COMPANY OF AMERICA

By:	/s/ illegible
Title:	Vice President

GIBRALTAR LIFE INSURANCE CO., LTD.

By:	Prudential Investment Management (Japan), Inc. as Investment Manager

By:	Prudential Investment Management, Inc., as Sub-Adviser

By:	/s/ illegible
Title:	Vice President

PRUDENTIAL RETIREMENT INSURANCE AND ANNUITY COMPANY

By:	Prudential Investment Management, Inc., as investment manager

By:	/s/ illegible
Title:	Vice President

[Signature Page - Third Amendment to 2006 Note Purchase Agreement]

THE PRUDENTIAL INSURANCE COMPANY, LTD.

By:	Prudential Investment Management (Japan), Inc. as Investment Manager

By:	Prudential Investment Management, Inc.,
as Sub-Adviser

By:	/s/ illegible
Title:	Vice President

AMERICAN BANKERS INSURANCE COMPANY OF FLORIDA, INC.

AMERICAN MEMORIAL LIFE INSURANCE COMPANY

AMERICAN SECURITY INSURANCE COMPANY

TIME INSURANCE COMPANY

UNION SECURITY INSURANCE COMPANY

SECURITY BENEFIT LIFE INSURANCE COMPANY, INC.

ZURICH AMERICAN INSURANCE COMPANY

By:	Prudential Private Placement Investors, L.P. (as Investment Advisor)

By:	Prudential Private Placement Investors, Inc. (as its General Partner)

By:	/s/ illegible
Title:	Vice President

[Signature Page - Third Amendment to 2006 Note Purchase Agreement]

TEACHERS INSURANCE AND ANNUITY ASSOCIATION OF AMERICA

By:	/s/ Brian K. Roelke
Name:	Brian K. Roelke
Title:	Director

[Signature Page - Third Amendment to 2006 Note Purchase Agreement]

COUNTRY LIFE INSURANCE COMPANY

By:	/s/ John Jacobs
Name:	John Jacobs
Title:	Director – Fixed Income

[Signature Page - Third Amendment to 2006 Note Purchase Agreement]

STANDARD INSURANCE COMPANY

By:	/s/ Floyd Chadee
Name:	Floyd Chadee
Title:	Sr. Vice President & Chief Financial Officer

[Signature Page - Third Amendment to 2006 Note Purchase Agreement]